Exhibit 99.6

LIFEWARD LTD.
2025 INCENTIVE COMPENSATION PLAN

Notice of Restricted Share Unit Grant - According to 102 Capital Gains Track (with Trustee)

Participant:	___________________

Company:	Lifeward Ltd.

Notice:
You have been granted the following Restricted Share Units (“RSUs”) in accordance with the terms of the 2025 Incentive Compensation Plan and the Sub-Plan for Participants in Israel (the “Sub-Plan” and, together with the 2025 Incentive Compensation Plan, the “Plan”), this Notice of Restricted Share Unit Grant and the Approved 102 Capital Gains Restricted Share Unit Award Agreement (“CGA”) under Section 102(b)(2) of the Income Tax Ordinance [New Version], 5761-1961 (the “Ordinance”) that is attached hereto as Attachment A (this Notice of Restricted Share Unit Grant, together with the CGA, are referred to herein as this “Agreement”) The Participant hereby accepts the RSUs subject to all of the terms and provisions of the Plan, which is incorporated herein by reference, and subject to the terms and conditions of Section 102(b)(2) of the Ordinance and the Trust Agreement entered into between the Company and the Trustee (as defined below), contingent upon your payment of NIS 1.75 (par value of the Company’s Shares, as defined under the Plan) for each Restricted Share Unit within 30 days of such Restricted Share Unit vesting, and agrees that in the event of any conflict between the terms hereof and those of the Plan, the terms of the Plan shall govern.

Type of Award:	Approved 102 Capital Gains Restricted Share Units Award.

Plan:	Lifeward Ltd. 2025 Incentive Compensation Plan

Grant:	Date of Grant: ____________________

Total Number of Shares Underlying Restricted Share Units: ________________

Period of Restriction:
Subject to the terms and conditions of the Plan and those of this Agreement, the Period of Restriction applicable to the Total Number of Shares Underlying Restricted Share Units shall commence on the Date of Grant and shall lapse on the dates listed below as to the percentages of the Total Number of Shares Underlying Restricted Share Units set forth opposite each such date.

%
%
%
%

The Committee may at any time accelerate the vesting schedule specified in this Notice of Restricted Share Unit Grant.

The RSUs will be deposited with a trustee approved by the Israel Tax Authority for this purpose (the “Trustee”), who will hold them in trust on behalf of the Participant, all as set forth in Section _ below (all references to a grant of RSUs or issuance of Ordinary Shares to the Participant, shall mean an issuance to the Trustee for the benefit of the Participant).

Expiration Date:	Ten years from the Date of Grant.

Acknowledgement
and Agreement:	The undersigned Participant acknowledges receipt of, and understands and agrees to, the terms and conditions of this Agreement and the Plan.

LIFEWARD LTD.	PARTICIPANT

By:
Name: Title:	[Name]

Date:	Date:

Restricted Share Unit Award Agreement – Attachment A

LIFEWARD LTD. 2025 INCENTIVE COMPENSATION PLAN

Approved 102 Capital Gains Restricted Share Unit Award Agreement

This Approved 102 Capital Gains Restricted Share Unit Award Agreement, dated as of the Date of Grant set forth in the Notice of Restricted Share Unit Grant (the “Grant Notice”) to which this Approved 102 Capital Gains Restricted Share Unit Award Agreement is attached as Schedule A, is made between Lifeward Ltd. and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Agreement.

1.          Definitions. Each capitalized term used but not defined in this Agreement has the meaning set forth in the Lifeward Ltd. 2025 Incentive Compensation Plan, a copy of which is attached hereto as Appendix A.

2.          Grant of the Restricted Share Units. Subject to the provisions of this Agreement and the provisions of the Plan, the Company hereby grants to the Participant, pursuant to the Plan, the number of Restricted Share Units set forth in the Grant Notice.

3.          Period of Restriction. The Period of Restriction with respect to the Restricted Share Units shall commence and lapse as set forth in the Grant Notice. All Restricted Share Units as to which the Period of Restriction has not lapsed prior to the date of the Participant’s Termination shall be immediately forfeited upon such date.

4.          Settlement of Restricted Share Units. As soon as reasonably practicable following the lapse of the applicable portion of the Period of Restriction, but in no event later than two and one-half months after the end of the year in which the date of such lapse occurs, the Company shall cause to be delivered to the Participant, in full settlement and satisfaction of the Restricted Share Units as to which such portion of the Period of Restriction has so lapsed, the full number of Shares underlying such Restricted Share Units. Notwithstanding the foregoing, in no event shall Shares be delivered prior to the conclusion of the Cooling Off Period, which shall be defined as the later of (i) 90 days after the adoption or modification of a Rule 10b5-1 trading plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which such plan was adopted or modified; provided that, for recipients other than officers and directors, the Cooling Off Period shall be defined as the 30-day period following the adoption or modification of a Rule 10b5-1 trading plan.

5.          Change of Control. Notwithstanding any other provision of this Agreement, the Restricted Share Units shall be subject to the Change of Control provisions set forth in Article XIV of the Plan.

6.         Taxes. The Participant acknowledges and agrees, as a condition of this grant, upon settlement of the Restricted Share Units, or as of any other date on which the value of any Restricted Share Units otherwise becomes includible in the Participant’s gross income for tax purposes and/or social security purposes, that the Participant will pay all applicable federal, state or local withholding taxes required by law to be withheld in respect of the Restricted Share Units by the sale of Shares underlying the Restricted Share Units in an amount reasonably determined by the Company to be sufficient to satisfy (i) such withholding taxes and (ii) if required under Applicable Law, payment of NIS 1.75 for each Share issued pursuant to the Restricted Share Units (par value), and to deliver proceeds from such sale to the Company in payment of the foregoing. The Participant is responsible for providing to the selected broker all applicable forms necessary to facilitate this transaction. In addition, the Company may deduct from payments of any kind otherwise due to the Participant all applicable withholding taxes in respect of these Restricted Share Units or the Shares underlying the Restricted Share Units and, if required under Applicable Law, payment of NIS 1.75 for each Share issued pursuant to the Restricted Share Units (par value). The Company or an Affiliate may, in the discretion of the Committee, provide for alternative arrangements to satisfy applicable tax withholding requirements in accordance with Article XVI of the Plan. Regardless of any action the Company or any Affiliate takes with respect to any or all tax withholding (including any social security contributions) obligations, the Participant acknowledges that the ultimate liability for all such taxes is and remains the Participant’s responsibility, and that the Company does not: (i) make any representations or undertakings regarding the treatment of any tax withholding in connection with any aspect of the Restricted Share Units, including the grant or vesting thereof, the subsequent sale of Shares and the receipt of any dividends; or (ii) commit to structure the terms of the Restricted Share Units or any aspect of the Restricted Share Units to reduce or eliminate the Participant’s liability for such tax. The Participant further acknowledges and represents to the Company that, as of the date hereof, the Participant is not aware of any material nonpublic information about the Company or the Shares, and that the Participant is entering into this Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1(c) promulgated under the Exchange Act. Notwithstanding anything to the contrary in Article XVI of the Plan, and solely with respect to Awards granted under Section 102 to Israeli Participants, any tax consequences arising from the grant, vesting, exercise, sale or transfer of any Award, from the payment for Shares covered thereby, or from any other event or act (of the Company, its Affiliates, the Trustee or the Israeli Participant) in connection with such Awards, shall be borne solely by the Israeli Participant in accordance with the provisions of Section 102 of the Ordinance. The Company, its Affiliates and the Trustee shall withhold taxes as required under Applicable Law, including by way of withholding at source. Furthermore, the Israeli Participant agrees to indemnify and hold harmless the Company, its Affiliates and the Trustee from and against any and all liability for any such tax, interest, penalty or indexation thereon, including, without limitation, liabilities relating to any requirement to withhold, or to have withheld, any such tax from any payment made to the Israeli Participant.

7.          No Rights as a Shareholder Prior to Issuance of Shares. Neither the Participant nor any other person shall become the beneficial owner of the Shares underlying the Restricted Share Units, nor have any rights to dividends or other rights as a shareholder with respect to any such Shares, until and after such Shares, if any, have been actually issued to the Participant and transferred on the books and records of the Company or its agent in accordance with the terms of the Plan and this Agreement.

8.          Nontransferability. The Restricted Share Units shall not be transferable otherwise than by will or the laws of descent and distribution, and is exercisable, during the lifetime of the Participant, only by the Participant; provided, however, that (a) the Restricted Share Units may be exercised after the Participant’s death by the beneficiary most recently named by the Participant in a written designation thereof filed by the Participant with the Company in accordance with Article XII of the Plan (subject to the provisions of Section 102 of the Ordinance as defined below), and (b) the Committee may, in its discretion, permit the Restricted Share Units to be transferred during the Participant’s lifetime subject to Article XII of the Plan. No transfer of the Restricted Share Units by will or the laws of descent and distribution, or otherwise, shall be effective to bind the Company unless the Committee is furnished with (as applicable) (i) written notice thereof and with a copy of the will or such evidence as the Committee may deem necessary to establish the validity of the transfer, and (ii) an agreement by the transferee to comply with all the terms and conditions of the Restricted Share Units that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Restricted Share Units.

9.          Section 102 of the Israeli Income Tax Ordinance and its Rules. This Agreement is subject to the provisions of Section 102 of the Income Tax Ordinance [New Version], 5761-1961 (“Section 102” and the “Ordinance,” respectively), as well as the Income Tax Rules (Tax Relief in Issuance of Shares to Employees), 5743-2003 (the “Rules”), promulgated thereunder.

Accordingly, the Company elected the Capital Gains Track in Section 102(b)(2) of the Ordinance (the “102 Capital Gains Track”) for the purpose of the taxation of Participant income from the RSUs. In general, taxable income that should be attributed to the Participant as a result of the grant of the RSUs will be tax-free on the date of grant, but will be taxed on the sale of Shares issued upon vesting of the RSUs (i.e. the Shares) or transfer of the Shares from the Trustee (a “Transfer”). In accordance with the 102 Capital Gains Track, if the RSUs or the Shares are held in trust by the Trustee for the applicable period of time (see below), currently two years from the date of grant of the RSUs (subject to its timely deposit with a Trustee) (the “Holding Period”), gains derived from the sale of Shares shall be classified as capital gains and taxed at a rate of only 25%.

At the time of sale of the Shares or a Transfer, the Participant shall be subject to tax, which will be calculated, in general, according to the difference between (a) the market price (or the actual sale price) of the Shares at such time, and (b) the consideration paid upon vesting, if at all. Such tax shall be withheld at source by the Company, in accordance with the provisions of the Rules, and the transfer of Shares to the Participant is conditioned upon the payment of such tax.

The Participant shall not be entitled to sell the Shares or to execute a Transfer, prior to the lapse of the Holding Period. Furthermore, any and all rights issued in respect of the Shares, including bonus shares but excluding cash dividends (“Rights”), shall be deposited with the Trustee and held thereby until the lapse of the Holding Period, and such Rights shall be subject to the 102 Capital Gains Track. Notwithstanding the aforesaid, the Participant may sell the Shares or Rights or execute a Transfer prior to the lapse of the Holding Period, provided that tax is withheld at source by the Company (or the Participant’s employer) in accordance with the Rules. In such case, the Participant’s gains shall be classified as ordinary income and he or she shall be subject to tax on such income at marginal tax rates (including “High Income Tax”/Surtax, if applicable) plus social security and national health insurance payment.

Notwithstanding anything to the contrary herein, including the designation under “Type of Award” above, the Company is under no obligation to ensure that the RSUs qualify for any specific tax treatment (such as 102 Capital Gains Track or any other treatment). No representation or commitment is made regarding such qualification, and the Company is not required to take any action to achieve such qualification. If the RSUs do not qualify for a particular tax treatment, the Participant may face adverse tax consequences. By signing below, the Participant acknowledges that the Company, its Affiliates, and their respective employees, directors, officers, and shareholders are not liable for any tax, penalty, interest, or cost incurred by the Participant due to such a determination. Furthermore, none of these parties will have any liability of any kind if, for any reason, an RSUs does not qualify for a specific tax treatment.

Trust. To secure performance of tax law requirements, the RSUs awarded to the Participant according to this Agreement will be held in trust by the Trustee (that was approved for this purpose by the ITA), who shall release it to the Participant only upon full compliance with the legal requirements and the terms of the Plan. For this purpose, a Trust Agreement was signed between the Company and the Trustee, a copy of which is attached hereto as Appendix B. The conditions of the Trust Agreement apply to the RSUs awarded to the Participant; thus, the Participant is required to carefully read the provisions of the said Trust Agreement.

PARTICIPANT IS ADVISED TO CONSULT WITH HIS/HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING AND EXERCISING HIS/HER RESTRICTED SHARE UNITS OR OF DISPOSING OF HIS/HER SHARES.

10.          No Right to Continued Employment. Neither the Restricted Share Units nor any terms contained in this Agreement shall confer upon the Participant any rights or claims except in accordance with the express provisions of the Plan and this Agreement and shall not give the Participant any express or implied right to be retained in the employment or service of the Company or any Affiliate for any period, or in any particular position or at any particular rate of compensation, nor restrict in any way the right of the Company or any Affiliate, which right is hereby expressly reserved, to modify or terminate the Participant’s employment or service, in each case, at any time for any reason, subject to any legal and contractual conditions. The Participant acknowledges and agrees that any right to lapse of the Period of Restriction is earned only by continuing as an employee of the Company or an Affiliate at the will of the Company or such Affiliate and satisfaction of any other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired or being granted the Restricted Share Units hereunder.

11.          The Plan. By accepting any benefit under this Agreement, the Participant and any person claiming under or through the Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and this Agreement and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such rules, policies and regulations as may from time to time be adopted by the Committee. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on the Company’s website. A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Company at the address set forth in Section 13 hereof.

12.         Compliance with Laws and Regulations.

(a)          The Restricted Share Units and the obligation of the Company to deliver any Shares hereunder shall be subject in all respects to (i) all applicable Israeli, United States and state laws, rules and regulations; and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable. Moreover, the Company shall not deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement if doing so would be contrary to Applicable Law. If at any time the Company determines, in its discretion, that the listing, registration or qualification of Shares upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

(b)          It is intended that any Shares issued hereunder shall have been registered under the Securities Act. If the Participant is an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act, the Participant may not sell such Shares received except in compliance with such Rule 144. Certificates representing Shares issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Shares as the Company deems appropriate to comply with federal and state securities laws.

(c)          If at any time the Shares are not registered under the Securities Act, or there is no current prospectus in effect under the Securities Act with respect to the Shares, the Participant shall execute, prior to the delivery of any Shares to the Participant by the Company pursuant to this Agreement, an agreement (in such form as the Company may specify) in which the Participant represents and warrants that the Participant is acquiring the Shares acquired under this Agreement for the Participant’s own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Shares being offered or sold; or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.

13.       Data Protection. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Participant (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Participant may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Participant shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with Applicable Law.

14.         Notices. All notices by the Participant or the Participant’s successors or permitted assigns shall be addressed to Lifeward Ltd., 3 Hatnufa St., 6th ﬂoor, P.O. Box 161, Yokneam Ilit 2069203, Attention: Chief Financial Officer, or such other address as the Company may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Company’s records.

For the avoidance of doubt, and specifically for Israeli Participants, any notice to be given to the Company at its registered address in Israel shall also be deemed sufficient.

15.        Other Plans. The Participant acknowledges that any income derived from the receipt, vesting or settlement of the Restricted Share Units, or otherwise related to the Restricted Share Units, shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Affiliate.

16.         Section 409A. This Agreement and the RSUs are intended to be exempt from Section 409A of the Code and shall be administered and construed in accordance with such intent.

17.        Clawback. The Participant acknowledges and agrees that this RSU grant is subject in all respects to the Company’s amended and restated policy for recoupment of incentive compensation, as may be amended or restated from time to time (the “Clawback Policy”), to the extent applicable. Any action by the Company to recover Erroneously Awarded Compensation (as defined in the Clawback Policy) under the Clawback Policy from the Participant shall not be deemed (i) an event giving rise to a right to resign for “good reason,” if applicable, or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Participant or (ii) to constitute a breach of a contract or other arrangement to which the Participant is a party. This Section 17 is a material term of this Agreement.

By the signature of the Participant and the signature of the Company’s representative below, the Participant and the Company agree that the RSUs are granted under and governed by (i) this Agreement, (ii) the Plan (including the Sub-Plan for Participants in Israel), a copy of which has been provided to Participant or made available for his/her review, (iii) Section 102(b)(2) of the Ordinance and the Rules promulgated in connection therewith, and (iv) the Trust Agreement, a copy of which has been provided to the Participant or made available for his/her review. Furthermore, by signing below, the Participant agrees that the RSUs shall be issued to the Trustee to hold on the Participant’s behalf, pursuant to the terms of the Ordinance, the Rules and the Trust Agreement.

In addition, by his/her signature below, the Participant confirms that he/she is familiar with the terms and provisions of Section 102 of the Ordinance, particularly the 102 Capital Gains Track described in subsection (b)(2) thereof, and agrees that he/she shall not require the Trustee to release the RSUs or Shares to him/her, or to sell the RSUs or Shares to a third party, during the Holding Period, unless permitted to do so by applicable law.

Finally, by signing below, the Participant acknowledges that the Company, its assignees, and successors have no obligation to ensure, and make no representation or commitment, that the Award qualifies or shall qualify for any specific tax treatment, as described in Section 9 above. The Participant undertakes to pay all applicable taxes upon the vesting of the RSUs and/or the transfer or sale of the Shares subject to the RSUs.

[signature page follows]

LIFEWARD LTD.	PARTICIPANT

By:
Name: Title:	[Name]

Date:	Date:

Appendix A
The Plan and the Israeli Sub Plan

Appendix B
Trust Agreement